UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 18, 2011 (April 12, 2011)

CHINA SHEN ZHOU MINING & RESOURCES, INC .
(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043
(Address of principal executive offices)

86-010-8890-6927
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 12, 2011, China Shen Zhou Mining & Resources, Inc. (the “Company”), through its subsidiary Inner Mongolia Wulatehouqi Qianzhen Ore Processing Co., Ltd. (“Qianzhen Mining”), entered into an equity transfer agreement (the “Agreement”) to sell its 60% equity interest (the “Equity”) in Wulatehouqi Qingshan Nonferrous Metal Development Co., Ltd. (“Qingshan Metal”), a company based in Wulatehouqi, Inner Mongolia, China to a Chinese citizen Mr. Mao Huang (the “Investor”).

Qingshan Metal owns mining rights to and related assets of Qingxing No.2 Mine (“Qingxing Copper”). Qingxing Copper’s mining area is 0.6495 square kilometers.  The Investor is a related party to the Company. As of the date of the Agreement, the Investor holds 5% of the shares in Xinjiang Buerjin County Xingzhen Mining Company (“Xingzhen Mining”), a subsidiary of the Company. The Company holds 90% of the equity interests in Xingzhen Mining.

Pursuant to the Agreement, the Qianzhen Mining will sell all of its Equity in Qingshan Metal to the Investor for total consideration in the amount of RMB 8.5 million (approximately US$ 1.3 million) (the “Transfer Price”). The payment of the Transfer Price will offset the debt owed by Qianzhen Mining to the Investor. The amount to be setoff will be determined by both parties upon the signing of a debt settlement agreement within five business days of the effective date of the Agreement. After the transfer, Qianzhen Mining will no longer hold any equity interests in Qingshan Metal.

A copy of the Agreement (translated from its original Chinese) is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Equity Transfer Agreement, dated April 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Shen Zhou Mining & Resources, Inc.

Date: April 18, 2011	By:	/s/ Xiaojing Yu
Xiaojing Yu
Chief Executive Officer